UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 13G

(Amendment No.   )*

Under the Securities Exchange Act of 1934

Fisker Inc.

(Name of Issuer)

Class A common stock, $0.00001 par value per share

(Title of Class of Securities)

33813J106

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐                                  Rule 13d-1(b)

☐                                  Rule 13d-1(c)

☒                                  Rule 13d-1(d)

*  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 33813J106

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Spartan Energy Acquisition Sponsor LLC

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

0 shares of common stock

	6	SHARED VOTING POWER

22,306,324 shares of common stock

	7	SOLE DISPOSITIVE POWER

0 shares of common stock

	8	SHARED DISPOSITIVE POWER

22,306,324 shares of common stock

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

22,306,324 shares of common stock

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

14.5%

12		TYPE OF REPORTING PERSON (See Instructions)

OO

CUSIP No. 33813J106

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Apollo Natural Resources Partners II, L.P.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

0 shares of common stock

	6	SHARED VOTING POWER

22,306,324 shares of common stock

	7	SOLE DISPOSITIVE POWER

0 shares of common stock

	8	SHARED DISPOSITIVE POWER

22,306,324 shares of common stock

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

22,306,324 shares of common stock

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

14.5%

12		TYPE OF REPORTING PERSON (See Instructions)

PN

CUSIP No. 33813J106

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Apollo Commodities Management, L.P., with respect to Series IV thereof

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

0 shares of common stock

	6	SHARED VOTING POWER

22,306,324 shares of common stock

	7	SOLE DISPOSITIVE POWER

0 shares of common stock

	8	SHARED DISPOSITIVE POWER

22,306,324 shares of common stock

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

22,306,324 shares of common stock

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

14.5%

12		TYPE OF REPORTING PERSON (See Instructions)

OO

CUSIP No. 33813J106

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Apollo Commodities Management GP, LLC

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

0 shares of common stock

	6	SHARED VOTING POWER

22,306,324 shares of common stock

	7	SOLE DISPOSITIVE POWER

0 shares of common stock

	8	SHARED DISPOSITIVE POWER

22,306,324 shares of common stock

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

22,306,324 shares of common stock

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

14.5%

12		TYPE OF REPORTING PERSON (See Instructions)

OO

CUSIP No. 33813J106

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Apollo Management Holdings, L.P.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

0 shares of common stock

	6	SHARED VOTING POWER

22,306,324 shares of common stock

	7	SOLE DISPOSITIVE POWER

0 shares of common stock

	8	SHARED DISPOSITIVE POWER

22,306,324 shares of common stock

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

22,306,324 shares of common stock

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

14.5%

12		TYPE OF REPORTING PERSON (See Instructions)

PN

CUSIP No. 33813J106

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Apollo Management Holdings GP, LLC

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

0 shares of common stock

	6	SHARED VOTING POWER

22,306,324 shares of common stock

	7	SOLE DISPOSITIVE POWER

0 shares of common stock

	8	SHARED DISPOSITIVE POWER

22,306,324 shares of common stock

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

22,306,324 shares of common stock

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

14.5%

12		TYPE OF REPORTING PERSON (See Instructions)

CO

Item 1.	(a)	Name of Issuer

Fisker Inc.

	(b)	Address of Issuer’s Principal Executive Offices

1888 Rosecrans Avenue
Manhattan Beach, CA 90266

Item 2.	(a)	Name of Person Filing

This statement is filed by (i) Spartan Energy Acquisition Sponsor LLC (“Spartan Energy Sponsor”); (ii) Apollo Natural Resources Partners II, L.P. (“ANRP II”); (iii) Apollo Commodities Management, L.P., with respect to Series IV thereof (“Commodities Management”); (iv) Apollo Commodities Management GP, LLC (“Commodities GP”); (v) Apollo Management Holdings, L.P. (“Management Holdings”); and (vi) Apollo Management Holdings GP, LLC (“Management Holdings GP”). The foregoing are collectively referred to herein as the “Reporting Persons.”

Spartan Energy Sponsor holds securities of the Issuer. ANRP II is the sole member of Spartan Energy Sponsor. Commodities Management is the manager of ANRP II. Commodities GP is the general partner of Commodities Management. Management Holdings is the sole member and manager of Commodities GP. Management Holdings GP is the general partner of Management Holdings.

	(b)	Address of Principal Business Office or, if none, Residence

The address of the principal business office of each of the Reporting Persons is 9 West 57th Street, 43rd Floor, New York, New York 10019.

	(c)	Citizenship

Spartan Energy Sponsor, Commodities GP, and Management Holdings GP are each Delaware limited liability companies. ANRP II, Commodities Management, and Management Holdings are each Delaware limited partnerships.

	(d)	Title of Class of Securities

Class A common stock, $0.00001 par value per share (the “Common Stock”).

	(e)	CUSIP Number

33813J106

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

Beneficial ownership information is reported as of the date of filing of this Schedule 13G. Beneficial ownership reported herein includes 9,360,000 shares of Common Stock issuable upon the exercise of warrants.

	(a)	Amount beneficially owned:

		Spartan Energy Sponsor	22,306,324
		ANRP II	22,306,324
		Commodities Management	22,306,324
		Commodities GP	22,306,324
		Management Holdings	22,306,324
		Management Holdings GP	22,306,324

ANRP II, Commodities Management, Commodities GP, Management Holdings, and Management Holdings GP, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all shares of Common Stock included in this filing, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

	(b)	Percent of class:

		Spartan Energy Sponsor	14.5%
		ANRP II	14.5%
		Commodities Management	14.5%
		Commodities GP	14.5%
		Management Holdings	14.5%
		Management Holdings GP	14.5%

		The percentages are based on 144,912,362 shares of Common Stock outstanding as of December 31, 2020, as disclosed in the Issuer’s Registration Statement on Form S-8 filed on January 4, 2021.

	(c)	Number of shares as to which the person has:

		(i)	Sole power to vote or to direct the vote:

		0 for all Reporting Persons

		(ii)	Shared power to vote or to direct the vote:

		Spartan Energy Sponsor	22,306,324
		ANRP II	22,306,324
		Commodities Management	22,306,324
		Commodities GP	22,306,324
		Management Holdings	22,306,324
		Management Holdings GP	22,306,324

	(iii)	Sole power to dispose or to direct the disposition of:

	0 for all Reporting Persons

	(iv)	Shared power to dispose or to direct the disposition of:

	Spartan Energy Sponsor	22,306,324
	ANRP II	22,306,324
	Commodities Management	22,306,324
	Commodities GP	22,306,324
	Management Holdings	22,306,324
	Management Holdings GP	22,306,324

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [  ]

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

	Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

	Not applicable.

Item 8.	Identification and Classification of Members of the Group.

	Not applicable.

Item 9.	Notice of Dissolution of Group.

	Not applicable.

Item 10.	Certification.

	Not applicable.

[The remainder of this page is intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 16, 2021

SPARTAN ENERGY ACQUISITION SPONSOR LLC

By:	AP Spartan Energy Holdings, L.P.,
its sole member

	By:	Apollo ANRP Advisors II, L.P.,
its general partner

		By:	Apollo ANRP Capital Management II, LLC,
its general partner

			By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

APOLLO NATURAL RESOURCES PARTNERS II, L.P.

By:	Apollo ANRP Advisors II, L.P.,
its general partner

	By:	Apollo ANRP Capital Management II, LLC,
its general partner

		By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

APOLLO COMMODITIES MANAGEMENT, L.P.,
with respect to Series IV thereof

By:	Apollo Commodities Management GP, LLC,
its general partner

	By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

APOLLO COMMODITIES MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

	By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President